Exhibit 99.2

Report of Independent Registered Public Accounting Firm

The Board of Directors of Armored AutoGroup Inc.

We have audited the accompanying consolidated balance sheets of Armored AutoGroup Inc. as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive loss, shareholder’s equity and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used, and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Armored AutoGroup Inc. at December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2014 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Stamford, Connecticut

March 27, 2015

Armored AutoGroup Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash	$13,051	$21,253
Accounts receivable, net	67,897	60,324
Inventories	38,591	34,043
Due from IDQ	830	—
Other current assets	10,980	11,676

Total current assets	131,349	127,296
Property, plant and equipment, net	26,245	28,936
Goodwill	356,789	358,826
Intangible assets, net	266,448	313,470
Investment in affiliate	10,000	—
Deferred financing costs and other assets, net	2,158	3,719

Total assets	$792,989	$832,247

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	$14,150	$6,989
Accrued expenses and other current liabilities	30,531	24,685
Due to Parent	29	745
Current portion of long-term debt, less discount	3,000	3,000

Total current liabilities	47,710	35,419
Long-term debt, less discount and current portion	541,469	550,582
Other liability	2,500	2,500
Deferred income taxes	74,420	89,610

Total liabilities	666,099	678,111

Commitments and contingencies (Note 11)
Shareholder’s Equity:
Common stock ($0.01 par value, one thousand shares authorized, one thousand shares issued and outstanding at December 31, 2014 and 2013)	—	—
Additional paid-in capital	260,200	261,040
Accumulated deficit	(116,210)	(98,955)
Accumulated other comprehensive loss	(17,100)	(7,949)

Total shareholder’s equity	126,890	154,136

Total liabilities and shareholder’s equity	$792,989	$832,247

The accompanying notes are an integral part of these consolidated financial statements.

Armored AutoGroup Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Year ended December 31, 2014	Year ended December 31, 2013	Year ended December 31, 2012
Net sales	$298,142	$289,956	$306,468
Cost of products sold	163,047	158,049	167,570

Gross profit	135,095	131,907	138,898
Operating expenses:
Selling and administrative expenses	42,783	40,694	48,306
Advertising costs	24,291	27,787	31,072
Research and development costs	2,287	2,474	2,211
Amortization of acquired intangible assets	36,446	36,788	36,701
Goodwill and intangible asset impairment	7,000	—	24,117

Total operating expenses	112,807	107,743	142,407

Operating profit (loss)	22,288	24,164	(3,509)
Non-operating expenses:
Interest expense	47,644	48,024	48,887
Other expense	12	285	445

Loss before income taxes	(25,368)	(24,145)	(52,841)
Benefit for income taxes	8,113	10,775	7,040

Net loss	$(17,255)	$(13,370)	$(45,801)

Other comprehensive (loss) income:
Foreign currency translation (loss) gain	(9,151)	(9,389)	3,807

Comprehensive loss	$(26,406)	$(22,759)	$(41,994)

The accompanying notes are an integral part of these consolidated financial statements.

Armored AutoGroup Inc.

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY

(In thousands)

	Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated Deficit	Total Shareholder’s Equity
	Shares	Amount	Capital	(Loss) Income
Balance at December 31, 2011	1	$—	$260,484	$(2,367)	$(39,784)	$218,333

Share based compensation	—	—	266	—	—	266
Translation adjustments	—	—	—	3,807	—	3,807
Net loss	—	—	—	—	(45,801)	(45,801)

Balance at December 31, 2012	1	—	260,750	1,440	(85,585)	176,605

Share based compensation	—	—	290	—	—	290
Translation adjustments	—	—	—	(9,389)	—	(9,389)
Net loss	—	—	—	—	(13,370)	(13,370)

Balance at December 31, 2013	1	—	261,040	(7,949)	(98,955)	154,136

Share based compensation	—	—	(840)	—	—	(840)
Translation adjustments	—	—	—	(9,151)	—	(9,151)
Net loss	—	—	—	—	(17,255)	(17,255)

Balance at December 31, 2014	1	$—	$260,200	$(17,100)	$(116,210)	$126,890

The accompanying notes are an integral part of these consolidated financial statements.

Armored AutoGroup Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31, 2014	Year ended December 31, 2013	Year ended December 31, 2012
Cash flows from operating activities:
Net loss	$(17,255)	$(13,370)	$(45,801)
Adjustments:
Depreciation and amortization	47,665	47,846	46,813
Goodwill and intangible asset impairment	7,000	—	24,117
Share based compensation	(840)	290	266
Deferred income taxes	(16,605)	(15,210)	(10,612)
Other	218	63	157
Cash effects of changes, net of acquisition effects in:
Accounts receivable, net	(7,108)	10,842	(15,302)
Inventories	(4,031)	9,276	(5,194)
Prepaid taxes	3,146	1,215	(4,436)
Other current assets	104	(1,106)	(753)
Due from IDQ	(830)	—	—
Book overdraft	—	—	(1,987)
Accounts payable and accrued liabilities	9,063	(10,668)	10,509
Due to Clorox	—	—	11,864
Other	578	(911)	603

Net cash provided by operating activities	21,105	28,267	10,244

Cash flows from investing activities:
Capital expenditures	(4,415)	(4,305)	(7,698)
Investment in affiliate	(10,000)	—	—
Acquisition, net	(1,797)	(3,084)	—

Net cash used in investing activities	(16,212)	(7,389)	(7,698)

Cash flows from financing activities:
Borrowings under revolver	17,000	23,000	64,001
Payments on revolver	(17,000)	(23,000)	(64,001)
Principal payments on notes payable and other	(12,000)	(3,611)	(3,000)
Payment on advance from Parent	(716)	(50)	—
Deferred financing costs	—	—	(350)

Net cash used in financing activities	(12,716)	(3,661)	(3,350)

Effect of exchange rate changes on cash	(379)	(170)	75

Net (decrease) increase in cash	(8,202)	17,047	(729)
Cash at beginning of period	21,253	4,206	4,935

Cash at end of period	$13,051	$21,253	$4,206

Supplemental cash flow disclosures:
Cash paid for interest	$43,280	$43,878	$45,314

Cash paid for income taxes	$5,742	$4,099	$8,207

The accompanying notes are an integral part of these consolidated financial statements.

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—The Company and Summary of Significant Accounting Policies

The Company

Armored AutoGroup Inc. is a consumer products company consisting primarily of Armor All and STP, two of the most recognizable brands in the automotive aftermarket appearance products and performance chemicals categories, respectively. Armored AutoGroup Inc. delivers its products to distributors, resellers and end users (collectively the customers) through its direct operations in the United States, Canada, Mexico, Australia, China and the United Kingdom and distributor relationships in approximately 50 countries. The Armor All and STP brands offer multiple automotive appearance and performance chemicals that can be found in most of the major developed countries around the world.

In September 2010, Viking Acquisition Inc., an entity owned by affiliates of Avista Capital Holdings, L.P. (“Avista”), entered into an agreement to acquire the AutoCare Products Business, Armor All, STP and certain other brands from Clorox pursuant to the terms of a Purchase and Sale Agreement dated September 21, 2010 (the “Acquisition”). The Acquisition closed on November 5, 2010 and included employees in the United States and other countries dedicated to the Company, related product patent and developed technology and certain other assets, including the manufacturing facilities located in Painesville, Ohio and Wales, U.K. Viking Acquisition Inc. was subsequently renamed as Armored AutoGroup Inc. (“AAG”). Armored AutoGroup Parent Inc. (“AAG Parent” or “Parent”) indirectly owns all of AAG’s issued and outstanding capital stock through its direct subsidiary and AAG’s direct parent, Armored AutoGroup Intermediate Inc., (“Intermediate”).

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP). The Company’s fiscal year end is December 31. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

The Company’s business is moderately seasonal and can be impacted by weather. The Company’s sales are typically higher in the first half of the calendar year as our customers purchase inventory for the spring and summer seasons when weather is warmer in the northern hemisphere than in the fall and winter months. This pattern is largely reflective of our customers’ seasonal purchasing patterns, as well as the timing of our promotional activities. Weather can also influence consumer behavior, especially for appearance products. Our appearance products sell best during warm and dry weather, and less strongly if weather is cold and wet. For these reasons, among others, the Company’s results for any quarter are not necessarily indicative of future quarterly results and, accordingly, period-to-period comparisons should not be relied upon as an indication of future performance.

Use of Estimates

The preparation of these financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts and related disclosures. Specific areas, among others, requiring the application of management’s estimates and judgment include assumptions pertaining to allowances for excess and obsolete inventory, provisions for cash discounts on amounts due from customers, fair values assigned to assets acquired and liabilities assumed in connection with acquisitions (see Note 7), accruals for consumer and trade promotion programs, future product volume

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—The Company and Summary of Significant Accounting Policies (Continued)

and pricing estimates, future cash flows utilized in impairment testing of goodwill and other long lived assets, creditworthiness of customers and potential income tax. Actual results could differ materially from the estimates and assumptions made.

Foreign Currency Translation

Local currencies are the functional currencies for substantially all of the Company’s foreign operations, with the exception of the Company’s United Kingdom operation whose functional currency is the U.S. dollar. When the transactional currency is different than the functional currency, transaction gains and losses are included as a component of other expense (income), net. Assets and liabilities of foreign operations are translated into U.S. dollars using the exchange rates in effect at the respective balance sheet reporting date. Income and expenses are translated at the average exchange rate during the period. Gains and losses on foreign currency translations are reported as a component of accumulated other comprehensive (loss) income. Deferred taxes are not provided on cumulative translation adjustments where the Company expects earnings of a foreign subsidiary to be indefinitely reinvested.

Accounts Receivable, net

The Company records accounts receivable at net realizable value. This value includes allowances for discounts and estimated uncollectible accounts to reflect losses anticipated on accounts receivable balances. The allowance for uncollectible accounts is based on historical write-offs, an analysis of past due accounts based on the contractual terms of the receivables, and the economic status of customers, if known. The Company believes that the allowance is sufficient to cover uncollectible amounts; however, there can be no assurance that unanticipated future business conditions of customers will not have a negative impact on our results of operations. Accounts receivable are written off against the allowance for estimated uncollectible accounts should we conclude their collection is improbable.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of accounts receivable. Concentrations of credit risk with respect to accounts receivable, which are typically unsecured, are limited to an extent due to the large number of entities comprising the Company’s customer base and their dispersion across many geographical regions. The Company performs ongoing credit evaluations of the financial condition of its customers and requires credit enhancements, such as letters of credit and bank guarantees, in certain circumstances.

The Company does, however, sell a significant portion of its products through third party distributors, resellers and significant retail customers (See Note 3) and, as a result, maintains at times significant receivables balances with these parties. If the financial condition of these distributors, resellers or significant retail customers should deteriorate substantially, the Company’s results of operations, financial position and cash flows could be adversely affected.

Cash at times may exceed FDIC insurable limits.

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—The Company and Summary of Significant Accounting Policies (Continued)

Inventories

Inventories are stated at the lower of cost or market under a first-in, first-out (“FIFO”) basis. When necessary, the Company provides allowances to adjust the carrying value of its inventory to the lower of cost or market, including any costs to sell or dispose. Consideration is given to obsolescence, excessive inventory levels, product deterioration and other factors in evaluating net realizable value for the purposes of determining the lower of cost or market.

Property, Plant and Equipment, net

Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expenses are calculated by the straight-line method using the estimated useful lives of the related assets. Routine repairs and maintenance are expensed when incurred. Leasehold improvements are depreciated over a period no longer than the lease term. Internal and external costs incurred in developing or obtaining computer software for internal use are capitalized in property, plant and equipment and are amortized on a straight-line basis, over the estimated useful life of the software. General and administrative costs related to developing or obtaining such software are expensed as incurred.

The following table provides estimated useful lives generally assigned to property, plant and equipment by asset classification:

Classification	Expected Useful Lives
Land improvements	10 - 30 years
Buildings	7 - 40 years
Machinery and equipment	2 - 15 years
Computer software	3 - 7 years

Property, plant and equipment are reviewed for possible impairment whenever events or changes in circumstances occur that indicate that the carrying amount of an asset (or asset group) may not be recoverable. The Company’s impairment review requires significant management judgment including estimating the future success of product lines, future sales volumes, revenue and expense growth rates, alternative uses for the assets and estimated proceeds from the disposal of the assets. The Company conducts reviews of idle and underutilized equipment when events or circumstances arise indicating that future cash flows are insufficient to recover the book value of asset groups, and reviews business plans for possible impairment indicators. Impairment occurs when the carrying amount of the asset (or asset group) exceeds its estimated future undiscounted cash flows. When impairment is indicated, an impairment charge is recorded for the difference between the asset’s (or asset group’s) book value and its estimated fair value. Depending on the asset, estimated fair value may be determined either by use of a discounted cash flow (“DCF”) model or by reference to estimated selling values of assets in similar condition. The use of different assumptions would increase or decrease the estimated fair value of assets and would increase or decrease any impairment measurement. There have been no instances of impairment identified.

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—The Company and Summary of Significant Accounting Policies (Continued)

Finite Lived Intangible Assets

Amortization of intangible assets with finite lives (customer relationships and licensing arrangements) is recognized over estimated useful lives ranging from 5 to 10 years, which the Company believes reasonably represents the time period in which the economic benefits of the intangible assets are consumed or otherwise realized. The Company has experienced a negligible attrition rate in its customer base, and is not able to identify a reliable pattern of attrition and, as such, is utilizing the straight-line amortization method to amortize customer relationship intangible assets. Finite lived intangible assets are reviewed for possible impairment whenever events or changes in circumstances occur that indicate that the carrying amount of an asset may not be recoverable. There have been no instances of impairment identified.

Indefinite Lived Intangible Assets

The Company tests its trademarks and brand names with indefinite lives for impairment annually on the first day of the fourth quarter unless there are indications during an interim period that these assets are more likely than not to have become impaired. For trademarks and brand names with indefinite lives, impairment occurs when the carrying amount of an asset is greater than its estimated fair value. An impairment charge is recorded for the difference between the carrying amount and the fair value. The Company uses an income approach, the relief-from-royalty method, to estimate the fair value of its trademarks and trade names with indefinite lives. This method assumes that, in lieu of ownership, a third party would be willing to pay a royalty in order to obtain the rights to use the comparable asset. The determination of the fair values of trademarks and brand name assets with indefinite lives requires significant judgments in determining both the assets’ estimated cash flows as well as the appropriate discount and royalty rates applied to those cash flows to determine fair value. Changes in such estimates or the application of alternative assumptions could produce different results.

Goodwill

The Company tests its goodwill for impairment annually as of the first day of the fourth quarter unless there are indications during an interim period that these assets are more likely than not to have become impaired. The first step of the goodwill impairment test is to compare the fair value of each reporting unit to its carrying amount to determine if there is potential impairment. If the fair value of the reporting unit is less than its carrying value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss.

The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination at the date of the evaluation and the fair value was the purchase price paid to acquire the reporting unit.

The Company estimates the fair value of reporting units using a weighting of fair values derived from an income approach and a market approach. Determining the fair value of a reporting unit under the first step of the goodwill impairment test and determining the fair value of individual assets and

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—The Company and Summary of Significant Accounting Policies (Continued)

liabilities of a reporting unit (including unrecognized intangible assets) under the second step of the goodwill impairment test is inherently subjective in nature and often involves the use of significant estimates and assumptions based on known facts and circumstances at the time the Company performs the valuation. The use of different assumptions, inputs and judgments or changes in circumstances could materially affect the results of the valuation and could have a significant impact on whether or not an impairment charge is recognized and the magnitude of any such charge.

Income approach—To determine fair value, the Company uses a DCF approach for each of the reporting units. Under this approach, the Company estimates the future cash flows of each reporting unit and discounts these cash flows at a rate of return that reflects their relative risk. The cash flows used in the DCF are consistent with the Company’s long-range forecasts, and give consideration to historic and projected long-term business trends and strategies. The other key estimates and factors used in the DCF include, but are not limited to, discount rates, future sales volumes, revenue and expense growth rates, changes in working capital, capital expenditure forecasts, foreign exchange rates, currency devaluation, inflation, and a perpetuity growth rate.

Market approach—The Company uses the guideline public company method to select reasonably similar/guideline publicly traded companies for each of the Company’s reporting units. Using the guideline public company method, the Company calculates earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples for each of the public companies using both historical and forecasted EBITDA figures. By applying these multiples to the appropriate historical and forecasted EBITDA figures for each reporting unit, fair value estimates are calculated.

Revenue Recognition

Sales are recognized when title to the product, ownership and risk of loss transfer to the customer, which can be on the date of shipment or the date of receipt by the customer and when all of the following have occurred: a firm sales arrangement exists, pricing is fixed and determinable, and collection is reasonably assured. Revenue includes shipping and handling costs, which generally are included in the list price to the customer. Taxes collected from customers and remitted to governmental authorities are not included in sales. A provision for payment discounts and product return allowances is recorded as a reduction of sales in the same period that the revenue is recognized.

The Company routinely commits to on-going and one-time trade promotion programs with customers, consisting primarily of customer pricing allowances, merchandising funds and consumer coupons offered through various programs to customers and consumers. Accruals for expected payouts under these programs are included as accrued marketing and promotion in the accrued expenses and other liabilities line item in the Consolidated Balance Sheets and are recorded as a reduction of sales in the Statements of Comprehensive Loss.

Amounts received by the Company from the licensing of certain trademarks are recorded as deferred revenue on the Consolidated Balance Sheets and are recognized in net sales, on a straight-line basis over the term of the licensing agreement, when the underlying royalties are earned.

Cost of Products Sold

Cost of products sold is primarily comprised of direct materials and supplies consumed in the manufacturing of product, as well as manufacturing labor, depreciation expense, direct overhead

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—The Company and Summary of Significant Accounting Policies (Continued)

expense necessary to acquire and convert the purchased materials and supplies into finished product, contract manufacturing costs, and provisions for inventory losses (including losses relating to excess and obsolete inventory). Cost of products sold also includes the cost to distribute products to customers, inbound freight costs, internal transfer costs, warehousing costs and other shipping and handling activity as well as costs associated with developing and designing new packaging.

Selling and Administrative Expenses

Selling and administrative expense is primarily comprised of marketing expenses, selling expenses, administrative and other indirect overhead costs, depreciation and amortization expense on non-manufacturing assets and other miscellaneous operating items. Non-advertising related components of the Company’s total marketing spending include costs associated with consumer promotions, product sampling and sales aids, all of which are included in selling and administrative expenses.

Advertising Costs

Advertising and sales promotion costs are expensed as incurred. Costs associated with the Company’s television, print, radio, internet and in-store campaigns are expensed when the advertising or promotion is published or presented to consumers. Costs associated with the Company’s racing sponsorships and promotional events are expensed at the time or during the period of the race or promotional event.

Shared Services Agreement

Under the Shared Services Agreement (the “Shared Services Agreement”), the Company provides to IDQ and IDQ provides to us, certain services, including, but not limited to, executive and senior management, administrative support, human resources, information technology support, accounting, finance, technology development, legal, and procurement services. In accordance with the agreement and applicable accounting guidance, direct costs clearly applicable to IDQ or the Company are not shared and costs that are not clearly applicable to IDQ or the Company are allocated based on a mutually agreed upon criteria and methodology. This methodology is largely a pro rata allocation based upon an analysis of each individual company’s contribution to the aggregate cost of the shared functions before such services became shared and the actual costs of such functions for the period.

During the year ended December 31, 2014, the Company charged IDQ $2.5 million for shared services while IDQ charged us $1.6 million, principally relating to the selling, general and administrative costs and which is reflected on a net basis in selling, general and administrative expense in the Company’s consolidated statements of comprehensive loss.

In the opinion of management, the method of allocating these costs is reasonable; however, the costs of these services allocated between the Company and IDQ are not necessarily indicative of the costs that would have been incurred by the either company on a stand-alone basis.

Share Based Compensation

Parent has allowed the Company to grant to it’s employees both time based stock option awards and performance based stock option awards, which vest subject to a liquidity event (e.g., an initial public offering or change in control, as defined) and based upon the attainment of specified minimum

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—The Company and Summary of Significant Accounting Policies (Continued)

returns on capital to Parent shareholders. The Company measures share based compensation associated with the time based awards based on their fair values on the dates they were granted. The expense was recognized by amortizing the fair value on a straight-line basis over the vesting period. Although the Company has estimated the fair value of its performance based stock option awards, given that the performance condition (a liquidity event) is not probable of occurrence, the Company has not to-date recognized any share based compensation expense attendant to these awards (see Note 14). In the third quarter of 2014, the Company determined that the stock compensation expense was not required based on the vesting provisions of the 2010 Equity Incentive Plan. As a result, the Company reversed the cumulative stock compensation expense of $0.8 million.

Employee Benefits

In November 2010, the Company established a defined contribution plan for its U.S. employees, which qualifies as a tax deferred savings plan under Section 401(k) of the Internal Revenue Code (“IRC” or the “Code”). Eligible U.S. employees may contribute a percentage of their pre-tax compensation, subject to certain IRC limitations. The plan provides for employer matching contributions of 100% of participant income deferrals to a maximum of $1,000 and employer contributions up to 10% of a participant’s annual base salary, subject to limits prescribed under U.S. federal regulations.

Operating Leases

The Company recognizes rental expense for operating leases, including those with rent abatement and escalation provisions, on a straight-line basis over the applicable lease term.

Research and Development Costs

Research and development costs are charged to expense as incurred.

Deferred Financing Costs

Deferred financing costs represent legal, other professional and bank underwriting fees incurred in connection with the issuance of debt. Such fees are amortized over the life of the related debt using the interest method and are included in interest expense.

Income Taxes

The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the anticipated future tax consequences attributable to the differences between the financial statement amounts and their respective tax bases. Management reviews the Company’s deferred tax assets to determine whether their value can be realized based upon available evidence. A valuation allowance is established when management believes that it is more likely than not that some portion or all of its deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the Company’s tax provision in the period of change. In addition to valuation allowances, the Company provides for uncertain tax positions when such tax positions do not meet the recognition thresholds or measurement standards prescribed by accounting guidance on the accounting for uncertainty in income taxes. Amounts for uncertain tax positions are adjusted when new information becomes available or when positions are effectively settled.

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—The Company and Summary of Significant Accounting Policies (Continued)

None of the Company’s goodwill is expected to be deductible for tax purposes.

The Company files a consolidated federal and certain state income tax returns with its Parent. Income taxes have been prepared on a separate return basis. The Company pays its tax liability on behalf of its Parent.

Reclassification

Certain reclassifications have been made to conform the prior period data to the current presentation. These reclassifications had no effect on reported net loss or comprehensive (loss) income.

Recent Accounting Pronouncements

In August 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-15—Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The ASU requires management to evaluate whether there are conditions and events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the financial statements are issued and, if so, to disclose that fact. The ASU requires management to make this evaluation for both the annual and interim reporting periods, if applicable. Management is also required to evaluate and disclose whether its plans alleviate that doubt. The ASU is effective for annual periods ending after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016.

In May 2014, the FASB issued ASU No. 2014-09—Revenue from Contracts with Customers. The ASU clarifies the principles for recognizing revenue and develops a common revenue standard for U.S. GAAP and International Financial Reporting Standards (“IFRS”) that removes inconsistencies and weaknesses in revenue requirements, provides a more robust framework for addressing revenue issues, improves comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets, provides more useful information to users of the financial statements through improved disclosure requirements and simplifies the preparation of financial statements by reducing the number of requirements to which an entity must refer. The amendments in this update are effective for the annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Full or modified retrospective adoption is required and early application is not permitted. The Company is assessing the impact of the adoption of the ASU on its financial statements, disclosure requirements and methods of adoption.

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Investment in Affiliate and Related-Party Transactions

On March 17, 2014, the Company paid $10.0 million to acquire a non-controlling equity interest in IDQ Acquisition Corp. (“IDQ”) and also paid $1.2 million in transaction fees and closing costs. The investment is accounted for under the cost method of accounting. The transaction fees and closing costs included $0.3 million paid to a board member for services rendered in connection with the transaction. The transaction fees and closing costs are reported in selling and administrative expenses on the Consolidated Statements of Comprehensive Loss. On the same date, Parent acquired a controlling equity interest in IDQ. In connection with the investment, the Company entered into a Shared Services Agreement with IDQ and Parent pursuant to which certain services are provided by one party to another, as agreed by the Company and IDQ, with the purpose of utilizing the assets and operations of each company to increase sales and lower the combined costs for the mutual benefit of both IDQ and the Company. On March 11, 2014, the Company entered into an amendment of its Credit Facility revising a defined term, Consolidated EBITDA. Consolidated EBITDA is used in the calculation of certain financial condition covenants under the Credit Facility. The revision to the definition of Consolidated EBITDA excludes from Consolidated EBITDA fees and expenses incurred for the Company’s investment in IDQ, the Company’s implementation of a management services agreement with IDQ and the Company’s pursuit of cost savings, expense reductions and other operating improvements and synergies related to IDQ.

In conjunction with the original Acquisition, the Company entered into a Transition Services Agreement (“TSA”) with Clorox whereby Clorox would provide certain services, equipment and office space to the Company. Additionally under the TSA, the Company provided certain services to Clorox. Related party transactions and activities involving Clorox are not always consummated on terms equivalent to those that would prevail in an arm’s-length transaction where conditions of competitive, free-market dealings may exist. On November 1, 2011, the Company completed the transition of its North American and export operations from Clorox provisioning to standalone operations. The Company completed the transition of certain international operations from Clorox in the second quarter of 2012 and terminated the remaining service components of the TSA. During 2012, the Company recorded $0.7 million of payments under the agreement in Selling and administrative expenses. Further, on conclusion of the TSA the Company entered into a subsequent arrangement with Clorox for continuation of services in Australia and New Zealand, including warehousing, logistics, customer service and information systems facilities and support. Expenses for these services were $1.3 million and $0.7 million and were included in cost of goods sold and selling and administrative expenses, respectively in 2012.

Avista

Avista owns approximately 91.3% of Parent, which is the sole stockholder of Intermediate, the Company’s parent. As a result, Avista has the power to elect our Board of Directors and has the ability to exercise significant influence or control over the Company’s operations.

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Investment in Affiliate and Related-Party Transactions (Continued)

The Company has entered into a monitoring agreement with Avista and affiliates of Avista whereby Avista provides services for a fixed fee of $1.0 million annually to the Company. Selling and administrative expenses, including out of pocket expenses related to this monitoring agreement were (in thousands):

	Year ended December 31, 2014	Year ended December 31, 2013	Year ended December 31, 2012
Avista monitoring agreement fees	$1,652	$1,044	$1,055

In connection with the Acquisition and the issuance of its long-term debt, the Company paid $4.1 million to Avista and affiliates of Avista for consulting expenses and recorded these as deferred financing costs which are amortized over the term of the debt using the effective interest method. Related amortization expense was (in thousands):

	Year ended December 31, 2014	Year ended December 31, 2013	Year ended December 31, 2012
Amortization of Avista consulting expenses	$600	$604	$605

Consulting Agreements

Michael Klein, who serves as the Company’s Chief Executive Officer, is the sole member of Las Colinas Investments, LLC, which is entitled to receive $125,280 per annum from IDQ Operating, Inc. pursuant to, and subject to the terms and conditions of, the consulting Agreement, dated as of January 28, 2013, as amended, subject to an aggregate cap of $360,000 following April 1, 2014. Gerard Rooney, who serves as the Company’s Executive Vice President of Operations, is the sole member of Windy Hill Investments LLC, which is entitled to receive $83,520 per annum from IDQ Operating, Inc. pursuant to, and subject to the terms and conditions of, the consulting Agreement, dated as of January 28, 2013, as amended, subject to an aggregate cap of $240,000 following April 1, 2014. Pursuant to the Shared Services Agreement, AAG will be responsible for a portion of the costs and expenses (attributable to AAG as determined by Parent) associated with such consulting agreements. Ms. Kranc and Mr. Yurko are entitled to receive $50,000 per annum from the Company pursuant to, and subject to the terms and conditions of, the Board Service Consulting Agreements, dated as of June 1, 2014 and March 17, 2014, respectively. In consideration for services rendered in connection with the IDQ Investment, Mr. Yurko received a transaction fee equal to $250,000 per the terms of the consulting agreement. In June 2014, Ms. Kranc was granted 100,000 stock options, per the terms of her consulting agreement.

Kinderhook Industries

Under the terms of the IDQ Investment, Kinderhook Industries, which formerly owned 88% of IDQ, received a 7.1% stake in the common equity of the Parent as a component of the consideration for the sale of its ownership interest in IDQ. Kinderhook has a monitoring agreement whereby Kinderhook provides services for a fixed fee of $1.7 million annually to IDQ. The agreement was amended in March, 2014 to cap future payments to Kinderhook at a total of $5.0 million.

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Investment in Affiliate and Related-Party Transactions (Continued)

Directors and Officers

In connection with the original Acquisition and issuance of the Company’s long-term debt, the Company incurred costs of $1.8 million for consulting expenses from individuals that later became directors and officers of the Company. Of this amount, $0.4 million was paid to certain directors and officers of the Company and $1.4 million was reinvested in the Company through the purchase of common stock. Of these consulting expenses, $1.3 million was recorded in 2010, with the remaining $0.5 million deferred and amortized over the term of the respective debt using the effective interest method. Related amortization expense was (in thousands):

	Year ended December 31, 2014	Year ended December 31, 2013	Year ended December 31, 2012
Amortization of directors’ and officers’ consulting expenses	$68	$68	$68

The Company engaged Charles McIlvaine, a former Director of the Company, to provide services associated with corporate development and other strategic initiatives on a consulting basis. Pursuant to this arrangement the Company recorded charges of $0.1 million in the year ended December 31, 2012 in selling and administrative expenses.

Parent

In May 2011, the Company received $795,000 on behalf of its Parent related to the sale of the Parent’s stock to certain of the Company’s employees. During the years ended December 31, 2014 and December 31, 2013, the Company repurchased from certain employees $468,000 and $50,000, respectively, of stock as a result of terminations. As of December 31, 2014 and December 31, 2013, the Company had $172,000 and $745,000, respectively, non-interest bearing and due on demand to Parent related to such sales. In March 2014, Parent stock was issued to legacy IDQ employees for prior service, with no cash paid to Parent.

Note 3—Accounts Receivable, net

The percentage of accounts receivable due from the Company’s largest customers were:

	December 31, 2014	December 31, 2013
First	19%	24%
Second	19%	7%

The percentage of the Company’s net sales to the Company’s largest customer (Wal-Mart) was:

CONSOLIDATED
Year ended December 31, 2014	Year ended December 31, 2013	Year ended December 31, 2012
23%	23%	22%

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Accounts Receivable, net (Continued)

Sales to the Company’s largest customer are principally made in North America. No other customers exceeded 10% of net sales in any period.

The Company’s allowance for doubtful accounts is summarized as follows (in thousands):

	Beginning Balance	Provision for Doubtful Accounts	Amounts Written-Off	Other Deductions— Purchase Accounting	Ending Balance
Year ended December 31, 2014	$448	$55	$(220)	$—	$283
Year ended December 31, 2013	682	174	(408)	—	448
Year ended December 31, 2012	390	370	(78)	—	682

Note 4—Inventories

Inventories consisted of the following (in thousands):

	December 31, 2014	December 31, 2013
Finished goods	$31,628	$28,400
Raw materials and packaging	9,102	7,896
Allowances for obsolescence	(2,139)	(2,253)

	$38,591	$34,043

The Company’s allowance for obsolescence is summarized as follows (in thousands):

Year Ended December 31,	Beginning Balance	Provision for obsolescence	Amounts Written-Off	Other Deductions— Purchase Accounting	Ending Balance
2014	$2,253	$3,641	$(3,755)	$—	$2,139
2013	2,029	3,599	(3,375)	—	2,253
2012	2,051	1,195	(1,217)	—	2,029

Note 5—Other Current Assets

Other current assets consisted of the following (in thousands):

	December 31, 2014	December 31, 2013
Current deferred taxes	$4,938	$3,555
Deferred financing costs	1,508	1,767
Prepaid expenses	1,264	2,015
Prepaid income taxes	1,480	2,453
Other receivables	1,790	1,886

	$10,980	$11,676

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6—Property, Plant and Equipment, net

Property, plant and equipment consisted of the following (in thousands):

	December 31, 2014	December 31, 2013
Land and improvements	$1,806	$1,784
Buildings	3,773	3,769
Machinery and equipment	29,257	27,178
Capitalized software	12,140	12,182
Construction in progress	3,531	1,541

	50,507	46,454
Less: accumulated depreciation	(24,262)	(17,518)

	$26,245	$28,936

Depreciation expense related to property, plant and equipment and amortization of capitalized software was (in thousands):

	Year ended
	December 31, 2014	December 31, 2013	December 31, 2012
Depreciation	$4,753	$4,953	$4,639
Amortization of capitalized software	2,108	2,017	1,605

	$6,861	$6,970	$6,244

Note 7—Goodwill and Intangible Assets, net

During the fourth quarter of 2012, the Company revised its pricing structure for intercompany purchases and sales of goods (“Intercompany Pricing”). The change in Intercompany Pricing had the effect of increasing the cost of intercompany purchases in the Company’s Europe, Middle East and Africa reporting unit, its Australia and New Zealand reporting unit and its Latin America and Asia reporting unit, while increasing the value of intercompany sales from the Company’s North America reporting unit. As a result of this change in Intercompany Pricing, when the Company determined the fair value of the assets and liabilities of its reporting units in the first step of the goodwill impairment test as described in Note 1 the fair value of the Company’s Europe, Middle East and Africa reporting unit and its Australia and New Zealand reporting unit were lower than the carrying values of those reporting units. This decrease in value resulted primarily from the change in the Intercompany Pricing structure. After completing the second step of the goodwill impairment test as described in Note 1, the Company recorded a $24.1 million non-cash goodwill impairment charge, which is included in impairment of goodwill in the consolidated statement of comprehensive loss.

During the fourth quarter of 2014, the Company completed its annual indefinite-lived intangible asset impairment assessment. The Company uses an income approach, the relief-from-royalty method, to estimate the fair value of its trademarks and trade names with indefinite lives. This method assumes that, in lieu of ownership, a third party would be willing to pay a royalty in order to obtain the rights to use the comparable asset. The determination of the fair values of trademarks and brand name assets with indefinite lives requires significant judgments in determining both the assets’ estimated cash flows

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Goodwill and Intangible Assets, net (Continued)

as well as the appropriate discount and royalty rates applied to those cash flows to determine fair value. Changes in such estimates or the application of alternative assumptions could produce different results. Based on the results of the tests, the Company recorded a non-cash impairment charge of $7.0 million related to its STP trade name. The key factors leading to the impairment charge was a decline in forecasted future results of the brand, as compared with the projections which were made when the brand was acquired from Clorox in 2010.

The Company also evaluated the recoverability of its customer relationships and licensing arrangements intangible assets as well as its tangible, long lived assets. When there is prevalent indication of impairment of a finite and long-lived asset or asset group, the Company tests for recoverability by comparing the carrying value of an asset or asset group to their undiscounted cash flows. However, the Company concluded there was not a prevalence of evidence any impairment was present at the asset group level for any of its finite lived assets.

Changes in the carrying amount of goodwill and intangible assets were as follows (in thousands):

		Trademarks and Other Intangible Assets
	Goodwill	Trademarks and Brands Not Subject to Amortization	Customer Relationships Subject to Amortization	Licensing Arrangements Subject to Amortization	Total
Balance at December 31, 2012	$362,216	$99,597	$249,610	$3,698	$352,905

Amortization	—	—	(35,488)	(1,300)	(36,788)
Acquisition, net	580	—	1,823	—	1,823
Translation adjustments	(3,970)	(1,384)	(3,086)	—	(4,470)

Balance at December 31, 2013	358,826	98,213	212,859	2,398	313,470

Amortization	—	—	(35,146)	(1,300)	(36,446)
Acquisition, net	1,871	—	—	—	—
Impairment	—	(7,000)	—	—	(7,000)
Translation adjustments	(3,908)	(1,161)	(2,414)	—	(3,576)

Balance at December 31, 2014	$356,789	$90,052	$175,299	$1,098	$266,448

Customer relationships and licensing arrangements subject to amortization are reported on the Consolidated Balance Sheet net of accumulated amortization of $149.1 million, and $114.7 million, at December 31, 2014 and 2013, respectively. The weighted average remaining amortization period for customer relationships and licensing arrangements subject to amortization is 6 years and 1 year, respectively. In the second quarter of 2014, the Company made an acquisition in the United Kingdom, increasing goodwill $1.9 million. In the third quarter of 2013, the Company made an acquisition in Europe, increasing goodwill and customer relationships by $0.6 million and $1.8 million (which will be amortized over 7 years), respectively. Licensing royalties were $2.5 million, $2.3 million and $3.0 million in the years ended December 31, 2014, 2013 and 2012, respectively. Although licensing agreements may not be renewed for strategic or other reasons, the Company generally maintains and extends its existing license arrangements.

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Goodwill and Intangible Assets, net (Continued)

Expected future amortization expense for these intangible assets as of December 31, 2014 is as follows:

Fiscal Years
2015	$36,760
2016	35,662
2017	34,173
2018	26,090
2019	26,090
Thereafter	16,524

$175,299

Note 8—Accrued Expenses and Other Current Liabilities

The following summarizes the Company’s accrued expenses and other current liabilities (in thousands):

	December 31, 2014	December 31, 2013
Trade, sales promotion and advertising	$8,552	$8,777
Accrued interest	7,924	8,029
Accrued taxes	2,780	50
Compensation and benefits	4,719	2,156
Other	6,556	5,673

	$30,531	$24,685

Note 9—Debt

The following summarizes the Company’s debt (in thousands):

	December 31, 2014
	Credit Facility			Total Long-Term Debt
	Revolver	Term Loan	Senior Notes
Balance	$—	$279,000	$275,000	$554,000
Less: discount	—	(3,389)	(6,142)	(9,531)

	$—	275,611	268,858	544,469

Less: current portion		(3,000)	—	(3,000)

Long-term portion, net of discount		$272,611	$268,858	$541,469

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Debt (Continued)

	December 31, 2013
	Credit Facility			Total Long-Term Debt
	Revolver	Term Loan	Senior Notes
Balance	$—	$291,000	$275,000	$566,000
Less: discount	—	(6,271)	(6,147)	(12,418)

	$—	284,729	268,853	553,582

Less: current portion		(3,000)	—	(3,000)

Long-term portion, net of discount		$281,729	$268,853	$550,582

Credit Facility

In connection with the Acquisition on November 5, 2010, the Company entered into a credit agreement, among Intermediate, the Company, several lenders, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents parties thereto (the “Credit Facility”). Borrowings under the Credit Facility bear interest at a variable rate, the sum of the greater of the London Interbank Offered Rate (“LIBOR”) or 1.75% plus 4.25%. The Credit Facility provided revolving credit and a Term Loan as follows:

Revolver—A secured $50.0 million revolving credit loan (“Revolver”) which is governed by the Revolving Credit Facility, which expires in November 2015. Further to interest as described above on the Revolver, an annual commitment fee of 0.75% is charged quarterly based on the average daily unused portion of the Revolver. No amounts were outstanding against the Revolver at December 31, 2014 and 2013. While the Company expects to be able to renew the Revolving Credit Facility, there is no guarantee the Company will be successful, which may limit the Company’s ability to achieve its corporate operating plans.

On March 11, 2014, the Company entered into an amendment of its Credit Facility revising a defined term, Consolidated EBITDA, which is equivalent to Adjusted EBITDA. Consolidated EBITDA is used in the calculation of certain financial condition covenants under the Credit Facility. The revision to the definition of Consolidated EBITDA excludes from Consolidated EBITDA fees and expenses incurred for the Company’s investment in IDQ Acquisition Corp., the Company’s implementation of a management services agreement with IDQ Acquisition Corp. and the Company’s pursuit of cost savings, expense reductions and other operating improvements and synergies related to IDQ.

Term Loan—A $300.0 million term loan (the “Term Loan”) with quarterly principal payments of $0.8 million and the remaining principal maturing in November 2016.

In September 2012, the Company entered into an amendment of the Credit Facility revising the maximum consolidated leverage ratio and the minimum consolidated interest coverage ratio as applicable to the Company’s $50.0 million Revolver. Costs associated with the amendment of $0.4 million have been deferred and are recorded as other current assets and other non-current assets on the Company’s Consolidated Balance Sheets, and will be amortized to interest expense together with other of the Company’s deferred financing costs using the effective interest method.

The Credit Facility is collateralized by substantially all of the assets of the Company. The Credit Facility is subject to certain covenants which restrict the payment of dividends, the Company’s ability to incur indebtedness or liens, or make certain investments and requires the Company to maintain certain

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Debt (Continued)

financial ratios. As of December 31, 2014, the Company was in compliance with all covenants related to the Credit Facility. The Company’s payment obligations under the Credit Facility are guaranteed, jointly and severally, by all of the Company’s wholly owned domestic subsidiaries. See Note 18 for financial information for the Company and its subsidiaries.

Senior Notes

In connection with the Acquisition on November 5, 2010, the Company issued 9.25% senior unsecured notes (“Senior Notes”) in an aggregate principal amount of $275.0 million, which mature in November 2018. The coupon interest on these notes is payable semiannually on May 1 and November 1.

Under terms of a registration rights agreement the Company entered into with respect to the Senior Notes, the Company agreed to use commercially reasonable efforts to complete an exchange offer related to the Senior Notes by April 28, 2012. Until the exchange offer was completed on August 23, 2012, additional interest of $0.3 million accrued on the Senior Notes that was paid November 2012.

The indenture that governs the Senior Notes is subject to certain covenants which restrict the payment of dividends, the Company’s ability to incur indebtedness or liens, or make certain investments. The Company’s payment obligations under the Senior Notes are guaranteed, jointly and severally, by all of the Company’s wholly owned domestic subsidiaries. See Note 18 for financial information for the Company and its subsidiaries.

Interest Expense

Interest expense associated with the Credit Facility and the Senior Notes including commitment fees for unused borrowings, and amortization of original issue discount and deferred financing costs was (in thousands):

	Year Ended
	December 31, 2014	December 31, 2013	December 31, 2012
Credit Facility
Revolver	$813	$864	$1,485
Term Loan	19,392	19,954	20,110
Senior Notes	27,210	27,089	26,980
Other	229	117	312

	$47,644	$48,024	$48,887

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Debt (Continued)

Debt Maturities

Debt maturities are as follows as of December 31, 2014 (in thousands):

Fiscal Years
2015	$3,000
2016	276,000
2017	—
2018	275,000

$554,000

Deferred Financing Costs, net

Costs associated with the establishment of the Credit Facility and Senior Notes have been deferred and are recorded as other current assets and other non-current assets on the Company’s Consolidated Balance Sheets as follows (in thousands):

	December 31, 2014	December 31, 2013
Balance	$9,979	$9,979
Less: accumulated amortization	(6,397)	(4,814)

	3,582	5,165
Less: current portion, net of amortization	(1,508)	(1,767)

Long-term portion, net of amortization	$2,074	$3,398

Note 10—Fair Value Measurement of Assets and Liabilities

The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value which is intended to increase consistency and comparability and related disclosures. An asset or liability’s classification is based on the lowest level of input that is significant to the fair value measurement and is disclosed in one of the following three categories:

Level 1—Quoted market prices in active markets for identical assets or liabilities.

Level 2—Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3—Unobservable inputs reflecting the reporting entity’s own assumptions.

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10—Fair Value Measurement of Assets and Liabilities (Continued)

The Company’s financial instruments consist of cash, trade accounts receivable, trade accounts payable and long-term debt. Due to their short-term maturity, the carrying amounts of cash, trade accounts receivable and trade accounts payable approximate their fair market values. The carrying and fair values of the Company’s long-term debt were as follows (in thousands):

	December 31, 2014		December 31, 2013
	Carrying Value	Fair Value	Carrying Value	Fair Value
Term loan	$275,611	$278,303	$284,729	$291,000
Senior notes	$268,858	$273,625	$268,853	$267,438

The fair value of the Term Loan and Senior Notes was determined using broker quotes (Level 2). The broker quotes are determined on an analysis of discounted cash flows together with applicable forward LIBOR rates.

Note 11—Commitments and Contingencies

The Company leases various manufacturing, warehousing and office facilities under non-cancelable operating lease agreements which expire at various dates through 2019. The Company also has a number of third party service providers covering aspects of the administration of the business, including contract manufacturing, logistics, transportation, warehousing, software maintenance, systems support and hosting. In its marketing and brand support, the Company employs sponsorships, television, print, digital and online advertising. In sourcing of these services the Company generally enters into enforceable and legally binding agreements specifying all significant terms, including quantity, price and the approximate timing of the provision of the good or service to the Company. Under its existing non-cancelable contracts, as of December 31, 2014 the Company is required to pay minimum annual payments as follows (in thousands):

Year Ended December 31,	Operating Leases	Contract Manufacturing, Warehousing and Logistics Obligations	Software Maintenance, Systems Support and Hosting	Sponsorship and Media Agreements	Advisory Services and Monitoring
2015	$3,060	$5,593	$803	$2,515	$1,000
2016	2,833	3,889	313	845	1,000
2017	2,109	3,468	—	—	1,000
2018	1,268	1,490	—	—	1,000
2019	1,054	1,490	—	—	1,000
Thereafter	63	124	—	—	—

	$10,387	$16,054	$1,116	$3,360	$5,000

Operating lease arrangements—Certain of the Company’s operating lease agreements contain rent abatement and rent escalation clauses. The Company expenses rent on a straight-line basis over the life its leases, which commences on the date the Company has the right to control leased property. Certain of the Company’s facility operating lease agreements also provide for additional conditional payments in connection with the lease of the property (e.g., share of operating expenses, insurance, and real estate taxes). These additional payments are not included in the summary of above.

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11—Commitments and Contingencies (Continued)

	Years ended
	December 31, 2014	December 31, 2013	December 31, 2012
Rental expense for all operating leases	$2,832	$2,775	$4,105

Contract manufacturing, warehousing and logistics obligations—The Company secures its warehousing facilities and attendant services, as well as logistics and transportation expertise under several contracts extending into 2018. These outsourcing arrangements typically provide for a base fee and variable costs determined with reference to volume or the provision of additional services, and terms providing for termination for convenience on 120 days’ notice and the payment of stipulated fees and additional costs. Only fixed or base fees on an ongoing basis for the term of the contracted services are included in the above summary. Further, the Company has ongoing relationships with various suppliers who manufacture and/or package the Company’s products (“Contract Manufacturers”). Certain of the Company’s Contract Manufacturers maintain title and control of raw materials and components, materials utilized in finished products, and of the finished products themselves until shipment to the Company’s customers or third party distribution centers in accordance with agreed upon shipment terms. The Company purchases and maintains title and control of raw materials and components packaged by other of its Contract Manufacturers and is only obligated further for the services themselves. The Company typically does not have definitive minimum purchase obligations included in the contract terms with its Contract Manufacturers or other raw material or component suppliers. In the ordinary course of business, supply and service needs are communicated by the Company to its Contract Manufacturers based on orders and short-term projections, ranging typically three months. The Company is committed to purchase the products produced by the Contract Manufacturers based on the projections provided.

Software maintenance, systems support and hosting—The Company outsources much of its information technology infrastructure. These arrangements typically provide for a base or fixed fee and additional costs associated with added systems users and supplementary services, and terms providing for early contract termination with notice and the payment of stipulated fees. Only fixed or base fees on an ongoing basis for the term of the contracted services are included in the above summary.

Sponsorship and media agreements—The Company’s marketing campaigns rely on promotional events, television, radio, print and online advertising as well as, racing and rally sponsorships. Sponsorship commitments extend into 2015 and the Company’s media plan extends through 2016.

Advisory Services and Monitoring Agreement—Under the Company’s Advisory Services and Monitoring Agreement, Avista is providing the Company ongoing advisory services with respect to strategic business plans, corporate development and financial monitoring.

Note 12—Litigation and Other Legal Matters

The Company is subject to various lawsuits and claims relating to issues such as contract disputes, product liability, patents and trademarks, advertising, employee and other matters. Although the results of claims and litigation cannot be predicted with certainty, it is the opinion of management that the ultimate disposition of these matters will not have a material adverse effect, individually or in the aggregate, on the Company’s financial position or results of operations.

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12—Litigation and Other Legal Matters (Continued)

In connection with the Acquisition, Clorox retained liability associated with a potential contract claim and the Company has agreed to indemnify and reimburse Clorox for 50% of the first $5.0 million in costs related to the contract claim. As of December 31, 2014 and 2013, the Company has accrued a $2.5 million long-term liability related to this contingency.

Note 13—Common Stock

The Company has one thousand shares of $0.01 par value common stock authorized, issued and outstanding at December 31, 2014 and 2013. Through Intermediate, Parent indirectly owns all of the Company’s common stock. 91.3% of Parent’s issued and outstanding common stock is owned by Avista, with an additional 7.1% owned by Kinderhook Industries and the remaining aggregate 1.6% owned by certain members of management and the Board of Directors (“Management Stockholders”) and purchased in connection with the IDQ Investment.

Repurchase right

Under the terms of the Stockholders’ Agreement dated November 5, 2010 among Parent, Avista, and the Management Stockholders, Parent has the option but not an obligation to repurchase all of the shares of Parent common stock held by former Company employees whether acquired directly on Acquisition or issued pursuant to the exercise of stock options to former Company employees who terminate employment under certain circumstances. The purchase price of the Parent’s call option as prescribed in the Stockholders’ Agreement is to be determined through a valuation of Parent common stock on a minority, non-marketable interest basis or, under certain circumstances, based on cost, as defined therein. As there is no active market for Parent’s common stock, the Company estimates the fair value of its common stock as determined by the Board of Directors in good faith. If a participant in the 2010 AAG Stock Option Plan (see Note 14) were to terminate employment with the Company, the Parent’s exercise of its repurchase right under the Stockholders’ Agreement on shares received by the former Company employee through the exercise of stock options may require equity awards to be expensed in the Company’s statement of comprehensive loss in the period in which the termination occurs.

Note 14—Share Based Compensation Plans

The following table presents details of total share based compensation expense that is included in the Company’s statements of comprehensive loss (in thousands):

	Year ended
	December 31, 2014	December 31, 2013	December 31, 2012
Cost of products sold	$(42)	$15	$13
Selling and administrative expenses	(762)	260	243
Research and development costs	(36)	15	10

Total share based compensation costs	$(840)	$290	$266

In November 2010, the Parent’s Board of Directors approved the 2010 Equity Incentive Plan (the “2010 AAG Option Plan”), which authorized equity awards to be granted for up to 26,500,000 shares of Parent’s common stock. On June 23, 2014, the Parent’s Board of Directors resolved to increase the shares authorized for grant to 27,565,000. Under the 2010 AAG Option Plan, certain management and

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14—Share Based Compensation Plans (Continued)

key employees of the Company have been or may be granted a combination of time based and performance based options to purchase the Parent’s common stock. Share based compensation expense related to employee grants under the 2010 AAG Option Plan had previously been reflected in the financial statements. However, during the third quarter of 2014, the Company determined that no compensation expense should be recognized until an actual vesting event occurs. As a result, approximately $0.8 million of compensation expense which was previously recognized for these grants was reversed. As of December 31, 2014, equity awards for approximately 2,808,750 shares of Parent’s common stock remain available for grant under the 2010 AAG Option Plan.

The Company utilizes an option pricing method employing a Black Scholes model to estimate the fair value of stock options granted. The following weighted average assumptions were used for time based and performance based option grants in the periods:

	Year ended December 31, 2014	Year ended December 31, 2013	Year ended December 31, 2012
Expected life	3.0 years	6.5 years	6.5 years
Expected volatility	80.0%	34.0%	35.0%
Risk-free interest rate	0.65% - 0.86%	1.23% - 2.03%	0.91% - 1.36%
Dividend yield	0%	0%	0%

Time based and performance based options expire ten years from the date of grant. The expected life of the stock options on the option grants during the period was determined based on the average of the weighted vesting term and the contractual term of the options. However, after the modification discussed below, the expected term was changed to the remaining vesting period of 3 years. The Company estimates stock option forfeitures based on historical data from Clorox and will adjust the rate to expected forfeitures when Company-specific experience indicates a different trend. Expected volatility for the period is determined consistently based on a five-company peer group, all of which have publicly traded stock. The risk-free interest rate is based on the implied yield on a U.S. Treasury yield curve with a term similar to the expected remaining term of the option on the date of the grant. Dividend yield for the period is determined based on projected annual dividend payments.

Employees of the Company participate in the Stock Option Plan of Parent (the “Plan”). On June 23, 2014, Parent modified the stock option grant agreements for certain employees participating in the Plan. In addition, Parent granted additional options covering 2,385,000 shares to employees during the quarter ended June 30, 2014 at $1.00 per share. One half of the modified and newly granted options vest ratably over a five year period from the date of grant/modification based upon the passage of time (the “Time Award”), while the remaining 50% of the options vest upon the achievement of specified performance conditions as set forth in the grant agreements. The performance condition can be met each fiscal year if certain EBITDA targets are achieved, subject to certain carry back and carry forward provisions, or if a change of control occurs and the applicable return of capital target is met.

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14—Share Based Compensation Plans (Continued)

The following table summarizes stock option activity for time based options under the 2010 AAG Option Plan for the periods presented (in thousands, except per share amounts):

	Number of Time based Shares	Weighted- Average Exercise Price
Non-vested at December 31, 2012	4,708	$1.02
Granted	935	1.00
Forfeited	(614)	1.00
Vested	(1,153)	1.01

Non-vested at December 31, 2013	3,876	1.02
Granted	5,628	1.00
Additional time based shares from modification	3,285	1.00
Forfeited	(1,913)	1.00
Vested	—	1.01

Non-vested at December 31, 2014	10,876	1.00
Exercisable at December 31, 2014	2,678	1.00

Outstanding at December 31, 2014	13,554	$1.00

Under the 2010 AAG Option Plan, time based options vested ratably over the applicable service period, five years, on each anniversary of the date of grant and, regardless, immediately upon a change in control event, subject to certain conditions. However, Parent and holders of outstanding options covering 14,608,750 option shares and about 40 grants under the 2010 AAG Option Plan agreed to revisions to the stock option award agreements. The revisions effective June 23, 2014, included the following changes:

a.	The vesting period for unvested time based option shares was extended to annual vesting ratably over 5 years from June 23, 2014;

b.	25% of the option shares designated for performance based vesting in participants’ original grants were revised to time based vesting, with annual vesting ratably over 5 years from June 23, 2014;

c.	The performance criteria for the remainder of the performance based option shares was revised to vest based on the company achieving annual EBITDA targets which were designated in the revised grants; and

d.	for performance based options shares, if they do not vest under scenario (c) above, the option shares may vest under an alternative vesting criteria that is based on a target return of capital to stockholders. The return of capital target is a scale of 2 to 3 times the stockholders original investment at such time as there is a change of control of the Company’s ownership.

There have been no vested, time based stock options exercised to date under the 2010 AAG Option Plan and no cash received. The weighted average fair value of time based options granted in 2014, 2013 and 2012 was $0.29, $0.15 and $0.15, respectively. The aggregate fair value of options vested in 2014, 2013 and 2012 was $0.0 million, $0.2 million and $0.3 million, respectively. At December 31,

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14—Share Based Compensation Plans (Continued)

2014, the total amount of unrecognized compensation cost for time based options granted is $4.1 million. At December 31, 2014, vested and exercisable options and total time based options outstanding have weighted average remaining contractual terms of 6.2 and 7.6 years, respectively, and carry no intrinsic value.

The following table summarizes stock option activity for performance based options under the 2010 AAG Option Plan for the periods presented (in thousands, except per share and year amounts):

	Number of Performance based Shares	Weighted- Average Exercise Price
Non-vested at December 31, 2012	12,862	$1.01
Granted	1,869	1.00
Forfeited	(926)	1.00

Non-vested at December 31, 2013	13,805	1.01
Granted	5,528	1.00
Forfeited	(4,844)	1.00
Converted to time based	(3,285)	1.00

Non-vested and outstanding at December 31, 2014	11,204	$1.00

Under the 2010 AAG Option Plan, performance based options vest subject to a liquidity event (e.g., an initial public offering or change in control, as defined) and based upon the attainment of specified minimum returns on capital to Parent shareholders. Compensation expense on performance based option grants is not recognized until it is probable that the liquidity event will occur. For all periods the Company did not recognize share based compensation expense related to its performance based grants given that the performance condition (a liquidity event) has not occurred in any of those periods.

Because it is not probable that these performance based option grants will vest and no compensation expense is recognized, the Company did not value these grants. At a time in which it becomes probable that the performance option grants will vest the Company will have a valuation performed. At that time, the Company will disclose the total compensation cost in their ending financial statements.

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15—Income Taxes

The benefit provision for income taxes on loss before income taxes, by tax jurisdiction, consisted of the following (in thousands):

	Year Ended
	December 31, 2014	December 31, 2013	December 31, 2012
Current:
Federal	$6,670	$3,006	$1,425
State	493	537	364
Foreign	1,329	892	1,783

Total current	8,492	4,435	3,572
Deferred:
Federal	(16,151)	(11,874)	(11,060)
State	(493)	(2,818)	1,206
Foreign	39	(518)	(758)

Total deferred	(16,605)	(15,210)	(10,612)

Total	$(8,113)	$(10,775)	$(7,040)

The components of loss before income taxes, by tax jurisdiction, were as follows (in thousands):

	Year Ended
	December 31, 2014	December 31, 2013	December 31, 2012
United States	$(21,385)	$(19,478)	$(24,880)
Foreign	(3,983)	(4,667)	(27,961)

	$(25,368)	$(24,145)	$(52,841)

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate on loss before income taxes follows:

	Year Ended
	December 31, 2014	December 31, 2013	December 31, 2012
Statutory federal tax rate	35.0%	35.0%	35.0%
Non-deductible impairment of goodwill	—	—	(12.3)
State taxes (net of federal tax benefits)	0.8	6.8	(1.8)
Foreign rate differential	(2.9)	(2.0)	(3.0)
Domestic production activities deduction	2.3	0.8	0.6
Acquisition related	0.3	—	0.4
Change in valuation allowance	(2.4)	(2.3)	—
UK interest deduction	6.9	2.5	1.3
Uncertain tax positions	(2.8)	—	—
Other differences	(5.3)	3.8	(6.9)

Effective tax rate	31.9%	44.6%	13.3%

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15—Income Taxes (Continued)

The Company’s effective rate for 2014 differs from the statutory rate primarily due to differences in the foreign tax rates when compared to the statutory rate, changes in valuation allowances relating to certain foreign jurisdictions and uncertain tax positions. The effective benefit rate for 2013 differs from the statutory rate primarily due to state taxes. Other items impacting the Company’s effective benefit rate relate primarily to deductible interest expense in the U.K., and adjustments resulting from the filing of the income tax returns.

Deferred tax assets and liabilities are recognized for the future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to be reversed. Significant deferred tax assets and liabilities consist of the following (in thousands):

	December 31, 2014	December 31, 2013
Deferred tax assets:
Accrual and reserves	$2,138	$1,841
Inventory costs	2,854	2,064
Acquisition related	2,127	2,225
Net operating losses	1,991	1,806

Total deferred tax assets	9,110	7,936

Deferred tax liabilities:
Fixed and intangible assets	(77,128)	(93,388)
Section 481(a) adjustments	(260)	—

Total deferred tax liabilities	(77,388)	(93,388)

Valuation Allowance	(1,204)	(603)

Net deferred tax liabilities	$(69,482)	$(86,055)

The net deferred tax assets and liabilities are included in the balance sheets as follows (in thousands):

	December 31, 2014	December 31, 2013
Current deferred tax assets	$4,938	$3,555
Non-current deferred tax liabilities	(74,420)	(89,610)

Net deferred tax liabilities	$(69,482)	$(86,055)

The Company periodically reviews its deferred tax assets for recoverability. A valuation allowance is established when the Company believes that it is more likely than not that some portion or all of its deferred tax assets will not be realized. As of December 31, 2014, the Company had aggregate foreign net operating losses of approximately $15.1 million, which is comprised of losses of $13.3 million, $1.7 million and $0.1 million in the United Kingdom, China and other foreign jurisdictions, respectively. Losses in the United Kingdom are subject to an indefinite carryforward period; however, due to limitations on the ability to utilize such losses to offset income from only certain members of the United Kingdom group, a full valuation allowance has been provided on such losses. Losses in China have a five year carryforward period and also carry a full valuation allowance.

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15—Income Taxes (Continued)

In connection with the Acquisition, Clorox has agreed to indemnify the Company for any taxes and interest associated with the periods prior to November 4, 2010.

The Company recognizes interest and penalties related to uncertain tax positions as a component of income tax expense. As of December 31, 2014 and December 31, 2013, the total balance of accrued interest and penalties related to uncertain tax positions was $0.3 million and $0.1 million, respectively.

The following is a reconciliation of the beginning and ending amounts of the Company’s gross unrecognized tax benefits (in thousands):

	Year Ended
	December 31, 2014	December 31, 2013	December 31, 2012
Unrecognized tax benefits—beginning of period	$865	$379	$417
Gross increases—tax positions in prior periods	275	625	—
Gross increase—current period tax positions	1,082	—	75
Reversal of accrual for prior year tax positions	(43)	—	—
Statute of limitations lapse	(57)	(51)	—
Settlements	(66)	(88)	(113)

Unrecognized tax benefits—end of period	$2,056	$865	$379

As of December 31, 2014 and December 31, 2013, the total amount of unrecognized tax benefits was $2.1 million, and $0.9 million, respectively, which would affect the effective tax rate, if recognized. Of the 2014 and 2013 balances above, $0.3 million and $0.2 million, respectively, relates to periods which were included within Clorox tax returns. An offsetting receivable has been recorded in other assets for the Clorox indemnity as of December 31, 2014 and 2013. As of December 31, 2014, the Company had an uncertain tax position of $1.2 million which was offset against a corresponding net operating loss in accordance with ASU 2013-11.

The Company is subject to exam by the U.S. federal, state, and foreign tax authorities on its filings since 2011. During 2013, the U.S. federal tax return filed by the Company for 2010 was examined by the IRS, and resulted in no change.

In the twelve months succeeding December 31, 2014, the Company expects total unrecognized tax benefits to change by $0.1 million due to the lapse of statute of limitations on a portion of the unrecognized tax benefit indemnified by Clorox. Audit outcomes and the timing of audit settlements are subject to significant uncertainty.

The Company provides for U.S. income taxes on the earnings of foreign subsidiaries unless the earnings are considered indefinitely invested outside of the U.S. No provision has been made for U.S. income taxes or foreign withholding taxes on $0.8 million of cumulative unremitted earnings of certain foreign subsidiaries as of December 31, 2014 due to the Company’s existing tax structure, existing tax law and the Company’s intention to indefinitely reinvest these earnings outside the U.S. The Company determined that the calculation of the amount of unrecognized deferred tax liability related to these cumulative unremitted earnings was not practicable. If these earnings were distributed to the Company’s U.S. entity, the Company would be subject to additional U.S. income taxes and foreign withholding taxes would be reduced by available foreign tax credits.

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16—Retirement Income and Health Benefit Plans

Defined Contribution Plans

The Company established a defined contribution plan in the United States for the Company’s employees that contain two components, a 401(k) component and a profit-sharing component, which qualifies as a tax deferred savings plan under Section 401(k) of the IRC (“The Plan”). Eligible U.S. employees may contribute a percentage of their pre-tax compensation, subject to certain IRC limitations. The Plan provides for employer matching contributions to be made up to $1,000 per year and profit sharing contributions at the discretion of the Board of Directors. The Company’s aggregate cost of the defined contribution plans was (in thousands):

Year Ended
December 31, 2014	December 31, 2013	December 31, 2012
$273	$804	$1,622

Note 17—Segment Data

The Company manages its business through two geographic segments: North America and International.

•	North America—consists of auto-care products marketed and sold in the United States and Canada. Products within this segment include auto-care products primarily under the Armor All and STP brands.

•	International—consists of products sold outside North America, including Australia, Europe and other international locations. Products within this segment include auto-care products primarily under the Armor All and STP brands.

The Company does not allocate its cost of products sold—acquisition related, acquisition related charges, amortization of intangible assets or interest expense between its North America and International segments but includes them in the tables below under Corporate in order to reconcile the North America and International segments’ performance to the Company’s Statements of Comprehensive Loss. All intersegment sales are eliminated and are not included in the Company’s reportable segments’ net sales.

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17—Segment Data (Continued)

The following summarizes the financial performance of the Company’s operating segments (in thousands):

	Year ended December 31, 2014
	North America	International	Corporate	Consolidated
Net sales	$219,793	$78,349	$—	$298,142
Earnings (loss) before income taxes(1)	52,606	7,115	(85,089)	(25,368)
Capital expenditures	4,008	407	—	4,415
Depreciation and amortization	6,390	470	40,805	47,665
Share based compensation	$(846)	$6	$—	$(840)

(1)	During the fourth quarter of 2014, the Company recorded a $7.0 million non-cash impairment charge on intangible assets related to its STP tradename. See Notes 1 and 7.

	Year ended December 31, 2013
	North America	International	Corporate	Consolidated
Net sales	$215,165	$74,791	$—	$289,956
Earnings (loss) before income taxes	52,118	8,549	(84,812)	(24,145)
Capital expenditures	3,848	457	—	4,305
Depreciation and amortization	6,133	841	36,788	43,762
Share based compensation	$266	$24	$—	$290

	Year ended December 31, 2012
	North America	International	Corporate	Consolidated
Net sales	$232,467	$74,001	$—	$306,468
Earnings (loss) before income taxes(1)	48,909	(16,162)	(85,588)	(52,841)
Capital expenditures	6,481	1,217	—	7,698
Depreciation and amortization	5,622	431	36,701	42,754
Share based compensation	$256	$10	$—	$266

(1)	During the fourth quarter of 2012, the Company recorded a $24.1 million non-cash impairment charge on goodwill allocated to its Europe, Middle East and Africa reporting unit and its Australia and New Zealand reporting unit, both reporting units being included within the Company’s international segment. See Notes 1 and 7.

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17—Segment Data (Continued)

The following is a summary of sales by product categories for the Company’s North America segment (in thousands):

	Year Ended
	December 31, 2014	December 31, 2013	December 31, 2012
North America:
Appearance products	$169,665	$160,180	$171,592
Performance chemicals products	50,128	54,985	60,875

Total net sales	$219,793	$215,165	$232,467

The Company has not historically tracked net sales by product categories for its International segment.

The Company has three products that have accounted for 10% or more of total net sales:

	Year Ended
	December 31, 2014	December 31, 2013	December 31, 2012
Armor-All wipes	24%	18%	17%
Armor-All protectant	22%	21%	22%
STP fuel and oil additives	19%	16%	18%

The Company has operations in the United States and abroad, including Canada, Europe, Australia and other international locations. Net sales based on geography are summarized as follows (in thousands):

	Year Ended
	December 31, 2014	December 31, 2013	December 31, 2012
U.S.	$200,995	$194,745	$210,086
Canada	18,798	20,420	22,381
Europe	31,034	25,229	24,518
Australia and rest of world	47,315	49,562	49,483

Total net sales	$298,142	$289,956	$306,468

Long lived, tangible assets based on geography are summarized as follows (in thousands):

	December 31, 2014	December 31, 2013
U.S.	$23,987	$26,095
Rest of world	2,258	2,841

Total long lived tangible assets	$26,245	$28,936

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17—Segment Data (Continued)

The Company does not allocate intangible assets or debt and its associated deferred financing costs to its North America and International segments but includes them as Corporate balance sheet items. The following summarizes total assets of the Company’s operating segments (in thousands):

	December 31, 2014	December 31, 2013
North America	$136,482	$123,964
International	29,687	30,823
Corporate	626,820	677,460

Total assets	$792,989	$832,247

Note 18—Financial Information for the Company and Its Subsidiaries

The Company’s payment obligations under the Senior Notes are guaranteed, jointly and severally, by all of the Company’s wholly owned domestic subsidiaries that guarantee the obligations of the Company under the Credit Facility. These guarantees are full and unconditional, subject, in the case of the subsidiary guarantors, to customary release provisions. The Company conducts substantially all of its business through its subsidiaries. In servicing payments to be made on the Senior Notes and other indebtedness, and to satisfy other liquidity requirements, the Company will rely, in large part, on cash flows from these subsidiaries, mainly in the form of dividends, royalties and advances or payments on account of intercompany loan arrangements. The ability of these subsidiaries to make dividend payments to the Company will be affected by, among other factors, the obligations of these entities to their creditors, requirements of corporate and other law, and restrictions contained in agreements entered into by or relating to these entities.

The following supplemental consolidating financial information sets forth, on a combining basis, balance sheets, statements of comprehensive income (loss) and statements of cash flows for the Company, the guarantor subsidiaries, the non-guarantor subsidiaries and elimination entries necessary to consolidate the Company and its subsidiaries. This information is presented in lieu of separate financial statements and other related disclosures pursuant to Regulation S-X Rule 3-10 of the Securities Exchange Act of 1934, as amended, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered.”

The operating and investing activities of the separate legal entities are fully interdependent and integrated. Accordingly, the results of the separate legal entities are not representative of what the operating results would be on a standalone basis.

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18—Financial Information for the Company and Its Subsidiaries (Continued)

Condensed Consolidating Balance Sheet

Year Ended December 31, 2014

	Issuer	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets:
Cash	$7,396	$—	$5,655	$—	$13,051
Accounts receivable, net	—	51,565	16,332	—	67,897
Inventories	—	29,320	9,271	—	38,591
Due from IDQ	830	—	—	—	830
Other current assets	84,235	(75,081)	1,826	—	10,980

Total current assets	92,461	5,804	33,084	—	131,349
Property, plant and equipment, net	6,949	17,039	2,257	—	26,245
Goodwill	—	310,576	46,213	—	356,789
Intangible assets, net	—	239,279	29,517	(2,348)	266,448
Investment in subsidiaries	573,849	101,430	—	(675,279)	—
Investment in affiliate	10,000	—	—	—	10,000
Deferred financing costs and other assets, net	2,070	88	—	—	2,158

Total assets	$685,329	$674,216	$111,071	$(677,627)	$792,989

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	$296	$11,590	$2,264	$—	$14,150
Accrued expenses and other current liabilities	19,340	3,861	7,330	—	30,531
Due to Parent	29	—	—	—	29
Current portion of long-term debt, less discount	3,000	—	—	—	3,000

Total current liabilities	22,665	15,451	9,594	—	47,710
Long term debt, less discount and current portion	541,469	—	—	—	541,469
Other liability	2,500	—	—	—	2,500
Deferred income taxes	(543)	74,916	47	—	74,420

Total liabilities	566,091	90,367	9,641	—	666,099
Shareholder’s equity	119,238	583,849	101,430	(677,627)	126,890

Total liabilities and shareholder’s equity	$685,329	$674,216	$111,071	$(677,627)	$792,989

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18—Financial Information for the Company and Its Subsidiaries (Continued)

Condensed Consolidating Balance Sheet

Year Ended December 31, 2013

	Issuer	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets:
Cash	$14,843	$—	$6,410	$—	$21,253
Accounts receivable, net	—	43,784	16,540	—	60,324
Inventories	—	24,553	9,490	—	34,043
Other current assets	53,931	(43,971)	1,716	—	11,676

Total current assets	68,774	24,366	34,156	—	127,296
Property, plant and equipment, net	8,061	18,037	2,838	—	28,936
Goodwill	—	310,576	48,250	—	358,826
Intangible assets, net	—	276,461	38,198	(1,189)	313,470
Investment in subsidiaries	647,107	115,394	—	(762,501)	—
Deferred financing costs and other assets, net	3,632	87	—	—	3,719

Total assets	$727,574	$744,921	$123,442	$(763,690)	$832,247

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	$169	$4,413	$2,407	$—	$6,989
Accrued expenses and other current liabilities	10,132	8,976	5,577	—	24,685
Due to Parent	745	—	—	—	745
Current portion of long term debt, less discount	3,000	—	—	—	3,000

Total current liabilities	14,046	13,389	7,984		35,419
Long term debt, less discount and current portion	550,582	—	—	—	550,582
Other liabilities	2,500	—	—	—	2,500
Deferred income taxes	5,121	84,425	64	—	89,610

Total liabilities	572,249	97,814	8,048	—	678,111
Shareholder’s equity	155,325	647,107	115,394	(763,690)	154,136

Total liabilities and shareholder’s equity	$727,574	$744,921	$123,442	$(763,690)	$832,247

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18—Financial Information for the Company and Its Subsidiaries (Continued)

Condensed Consolidating Statement of Comprehensive (Loss) Income

Year Ended December 31, 2014

	Issuer	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$—	$245,578	$80,000	$(27,436)	$298,142
Cost of products sold	—	131,883	58,600	(27,436)	163,047

Gross profit	—	113,695	21,400	—	135,095
Operating expenses:
Selling and administrative expenses	20,399	10,235	12,149	—	42,783
Advertising costs	—	17,757	6,534	—	24,291
Research and development costs	—	2,287	—	—	2,287
Intangible asset impairments	—	7,000	—	—	7,000
Amortization of acquired intangible assets	—	30,182	6,264	—	36,446

Total operating expenses	20,399	67,461	24,947	—	112,807

Operating (loss) profit	(20,399)	46,234	(3,547)	—	22,288
Non-operating expenses (income):
Interest expense	47,632	—	12	—	47,644
Other (income) expense	(205)	—	217	—	12

(Loss) earnings before income taxes	(67,826)	46,234	(3,776)	—	(25,368)
Benefit (provision) for income taxes	19,222	(9,742)	(1,367)	—	8,113
Equity earnings (loss) of subsidiaries, net of taxes	31,349	(5,143)	—	(26,206)	—

Net (loss) earnings	$(17,255)	$31,349	$(5,143)	$(26,206)	$(17,255)

Other comprehensive (loss) income:
Foreign currency translation gain (loss)	(9,151)	(9,151)	(9,151)	18,302	(9,151)

Comprehensive (loss) income	$(26,406)	$22,198	$(14,294)	$(7,904)	$(26,406)

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18—Financial Information for the Company and Its Subsidiaries (Continued)

Condensed Consolidating Statement of Comprehensive (Loss) Income

Year Ended December 31, 2013

	Issuer	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$—	$235,897	$75,557	$(21,498)	$289,956
Cost of products sold	—	124,194	55,353	(21,498)	158,049

Gross profit	—	111,703	20,204	—	131,907
Operating expenses:
Selling and administrative expenses	19,316	10,903	10,475	—	40,694
Advertising costs	—	21,549	6,238	—	27,787
Research and development costs	—	2,463	11	—	2,474
Amortization of acquired intangible assets	—	30,181	6,607	—	36,788

Total operating expenses	19,316	65,096	23,331	—	107,743

Operating (loss) profit	(19,316)	46,607	(3,127)	—	24,164
Non-operating expenses (income):
Interest expense	48,015	1	8	—	48,024
Other (income) expense	(72)	82	275	—	285

(Loss) earnings before income taxes	(67,259)	46,524	(3,410)	—	(24,145)
Benefit (provision) for income taxes	19,194	(8,045)	(374)	—	10,775
Equity earnings (loss) of subsidiaries, net of taxes	34,695	(3,784)	—	(30,911)	—

Net (loss) earnings	$(13,370)	$34,695	$(3,784)	$(30,911)	$(13,370)

Other comprehensive (loss) income:
Foreign currency translation gain (loss)	(9,389)	(9,389)	(9,389)	18,778	(9,389)

Comprehensive (loss) income	$(22,759)	$25,306	$(13,173)	$(12,133)	$(22,759)

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18—Financial Information for the Company and Its Subsidiaries (Continued)

Condensed Consolidating Statement of Comprehensive (Loss) Income

Year Ended December 31, 2012

	Issuer	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$154	$255,078	$79,693	$(28,457)	$306,468
Cost of products sold	—	137,302	58,725	(28,457)	167,570

Gross profit	154	117,776	20,968	—	138,898
Operating expenses:
Selling and administrative expenses	23,788	13,434	11,084	—	48,306
Advertising costs	—	24,296	6,776	—	31,072
Research and development costs	—	2,211	—	—	2,211
Amortization of acquired intangible assets	—	30,181	6,520	—	36,701
Goodwill impairment	—	—	24,117	—	24,117

Total operating expenses	23,788	70,122	48,497	—	142,407

Operating (loss) profit	(23,634)	47,654	(27,529)	—	(3,509)
Non-operating expenses (income):
Interest expense	48,887	—	—	—	48,887
Other (income) expense	61	(48)	432	—	445

(Loss) earnings before income taxes	(72,582)	47,702	(27,961)	—	(52,841)
Benefit (provision) for income taxes	2,751	5,312	(1,023)	—	7,040
Equity earnings (loss) of subsidiaries, net of taxes	24,030	(28,984)	—	4,954	—

Net (loss) earnings	$(45,801)	$24,030	$(28,984)	$4,954	$(45,801)

Other comprehensive (loss) income:
Foreign currency translation gain (loss)	3,807	3,807	3,807	(7,614)	3,807

Comprehensive (loss) income	$(41,994)	$27,837	$(25,117)	$(2,660)	$(41,994)

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18—Financial Information for the Company and Its Subsidiaries (Continued)

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2014

	Issuer	Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Total Consolidated
Cash flows from operating activities:
Net (loss) earnings	$(17,255)	$31,349	$(5,143)	$(26,206)	$(17,255)
Adjustments:
Depreciation and amortization	6,189	34,344	7,132	—	47,665
Goodwill and intangible asset impairment	—	7,000	—	—	7,000
Share based compensation	(840)	—	—	—	(840)
Deferred income taxes	(5,593)	(10,995)	(17)	—	(16,605)
Other	218	—	—	—	218
Equity (loss) earnings of subsidiaries, net of taxes	(31,349)	5,143	—	26,206	—
Cash effects of changes, net of acquisition effects in:
Accounts receivable, net	—	(7,781)	673	—	(7,108)
Prepaid taxes	(23,695)	26,404	437	—	3,146
Other current assets	110	(1)	(5)	—	104
Due from IDQ	(830)	—	—	—	(830)
Inventories	—	(4,767)	736	—	(4,031)
Accounts payable and accrued liabilities	2,286	6,766	11	—	9,063
Intercompany and other	86,916	(84,310)	(2,028)	—	578

Net cash provided by operating activities	16,157	3,152	1,796	—	21,105

Cash flows from investing activities:
Capital expenditures	(888)	(3,152)	(375)	—	(4,415)
Investment in affiliate	(10,000)	—	—	—	(10,000)
Acquisition, net	—	—	(1,797)	—	(1,797)

Net cash used in investing activities	(10,888)	(3,152)	(2,172)	—	(16,212)

Cash flows from financing activities:
Borrowings under revolver	17,000	—	—	—	17,000
Payments on revolver	(17,000)	—	—	—	(17,000)
Principal payments on notes payable and other	(12,000)	—	—	—	(12,000)
Debt financing costs		—	—	—	—
Payment on advance from Parent	(716)	—	—	—	(716)

Net cash used in financing activities	(12,716)	—	—	—	(12,716)

Effect of exchange rate on cash	—	—	(379)	—	(379)

Net (decrease) in cash	(7,447)	—	(755)	—	(8,202)
Cash at beginning of period	14,843	—	6,410	—	21,253

Cash at end of period	$7,396	$—	$5,655	$—	$13,051

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18—Financial Information for the Company and Its Subsidiaries (Continued)

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2013

	Issuer	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated Total
Cash flows from operating activities:
Net earnings (loss)	$(13,370)	$34,695	$(3,784)	$(30,911)	$(13,370)
Adjustments:
Depreciation and amortization	6,066	34,194	7,586	—	47,846
Share based compensation	290	—	—	—	290
Deferred income taxes	765	(16,016)	41	—	(15,210)
Equity (loss) earnings of subsidiaries, net of taxes	(34,695)	3,784	—	30,911	—
Other	—	75	(12)	—	63
Cash effect of changes, net of acquisition effects, in:
Receivables	106	5,851	4,885	—	10,842
Inventory	—	7,165	2,111	—	9,276
Other current assets	(5,861)	5,608	(853)	—	(1,106)
Prepaid taxes	1,215	—	—	—	1,215
Accounts payable and accrued liabilities	(2,983)	(2,717)	(4,968)	—	(10,668)
Intercompany	66,019	(69,911)	2,981	—	(911)

Net cash provided by operating activities	17,552	2,728	7,987	—	28,267

Cash flows from investing activities:
Capital expenditures	(1,136)	(2,728)	(441)	—	(4,305)
Acquisition, net	—	—	(3,084)	—	(3,084)

Net cash used in investing activities	(1,136)	(2,728)	(3,525)	—	(7,389)

Cash flows from financing activities:
Borrowings under revolver	23,000	—	—	—	23,000
Payments on revolver	(23,000)	—	—	—	(23,000)
Principal payments on notes payable and other	(3,000)	—	(611)	—	(3,611)
Advance from Parent	(50)	—	—	—	(50)

Net cash used in financing activities	(3,050)	—	(611)	—	(3,661)

Effect of exchange rate on cash	—	—	(170)	—	(170)

Net increase in cash	13,366	—	3,681	—	17,047
Cash at beginning of period	1,477	—	2,729	—	4,206

Cash at end of period	$14,843	$—	$6,410	$—	$21,253

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18—Financial Information for the Company and Its Subsidiaries (Continued)

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2012

	Issuer	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated Total
Cash flows from operating activities:
Net earnings (loss)	$(45,801)	$24,030	$(28,984)	$4,954	$(45,801)
Adjustments:
Depreciation and amortization	5,651	33,958	7,204	—	46,813
Goodwill impairment	—	—	24,117	—	24,117
Share based compensation	266	—	—	—	266
Deferred income taxes	—	(11,360)	748	—	(10,612)
Equity (loss) earnings of subsidiaries, net of taxes	(24,030)	28,984	—	(4,954)	—
Other	—	157	—	—	157
Cash effect of changes, net of acquisition effects, in:
Receivables	661	(7,214)	(8,749)	—	(15,302)
Inventory	—	(2,354)	(2,840)	—	(5,194)
Due from Clorox	(244)	11,455	653	—	11,864
Other current assets	(40,890)	38,822	1,315	—	(753)
Accounts payable and accrued liabilities	(2,885)	6,567	6,827	—	10,509
Book overdraft	(1,987)	—	—	—	(1,987)
Income taxes payable	31,173	(35,531)	(78)		(4,436)
Intercompany	83,755	(81,930)	(820)	(402)	603

Net cash (used in) provided by operating activities	5,669	5,584	(607)	(402)	10,244

Cash flows from investing activities:
Capital expenditures	(1,453)	(4,976)	(1,269)	—	(7,698)

Net cash used in investing activities	(1,453)	(4,976)	(1,269)	—	(7,698)

Cash flows from financing activities:
Borrowings under revolver	64,001	—	—	—	64,001
Payments on revolver	(64,001)	—	—	—	(64,001)
Principal payments on notes payable	(3,000)	—	—	—	(3,000)
Debt financing costs	(350)	—	—	—	(350)

Net cash used in financing activities	(3,350)	—	—	—	(3,350)

Effect of exchange rate on cash	611	(608)	(330)	402	75

Net (decrease) increase in cash	1,477	—	(2,206)	—	(729)
Cash at beginning of period	—	—	4,935	—	4,935

Cash at end of period	$1,477	$—	$2,729	$—	$4,206

Armored AutoGroup Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19—Quarterly Financial Information (Unaudited)

The following table presents selected unaudited financial information for the eight quarters in the two year period ended December 31, 2014. The Company’s business is moderately seasonal. Sales are typically higher in the first half of the calendar year as the Company’s customers purchase stock for the spring and summer seasons when weather is warmer in the northern hemisphere than in the fall and winter months. This pattern is largely reflective of our customers’ seasonal purchasing patterns, as well as the timing of our promotional activities. Weather can also influence consumer behavior, especially for appearance products. Our appearance products sell best during warm, dry weather, and sell less strongly if weather is cold and wet. For these reasons, among others, the Company’s results for any quarter are not necessarily indicative of future quarterly results and, accordingly, period-to-period comparisons should not be relied upon as an indication of future performance (in thousands).

	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014
Net sales	$80,559	$81,896	$70,459	$65,228
Gross profit	38,905	37,286	31,703	27,201
Income (loss) from operations(1)	12,229	7,801	5,397	(3,139)
Net income (loss)(1)	$74	$(2,888)	$(4,121)	$(10,320)

	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013
Net sales	$74,413	$80,075	$71,007	$64,461
Gross profit	33,928	37,736	32,524	27,719
Income from operations	10,939	4,093	6,102	3,030
Net loss	$(506)	$(5,286)	$(2,275)	$(5,303)

(1)	During the fourth quarter of 2014, the Company recorded a $7.0 million non-cash impairment charge on intangible assets related to its STP trade name: See Notes 1 and 7.